Exhibit 10.33

June 12, 2019

Theresa Heah, MD, MBA

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Dear Theresa,

Thank you for managing your way through the rather comprehensive interview process here at Applied Genetic Technologies Corporation (the “Company” or “AGTC”). Throughout that process, you have demonstrated the professional competence and collaborative spirit that we look for in every employee. As a result, I am very pleased to offer you a position as our Chief Medical Officer. The terms of our offer are as follows:

Start Date and Responsibilities:

It is anticipated that your employment will commence at a time mutually agreed upon by you and the Company. As Chief Medical Officer you will be responsible for (i) providing leadership to ensure establishment of the conditions essential for determining the safety, efficacy, medical usefulness, and marketability of the company’s product candidates, (ii) oversee the creation, execution and reporting of clinical trial activities required to achieve approval by FDA, European, and Japanese regulatory agencies of new and experimental products and technologies in accordance with Good Clinical Practices, (iii) working with the management team to establish strategic direction for the company, and (vi) providing such other duties as the Company may reasonably designate. All your duties are to be performed and discharged, faithfully, diligently and to the best of your ability and in compliance with all applicable laws and regulations.

Compensation:

As a full-time, exempt employee, you will receive an annualized salary of $467,000.00 to be paid in accordance with AGTC’s standard payroll practice. Currently, our payroll is paid on a semi-monthly basis.

We are also pleased to offer you $109,000 as a sign-on bonus. Your bonus, paid with your 1st payroll disbursement, will be less applicable deductions, taxes, and other amounts required by federal and state laws. If you voluntarily terminate your employment with the Company or the Company terminates your employment with Cause at any time prior to one (1) year after the commencement of your employment with the Company (your “Hire Date”) you will be obligated to repay to the Company, the entire amount of the signing bonus. If you voluntarily terminate your employment with the Company or the Company terminates your employment with Cause at any time prior to two (2) years after the commencement of your employment with the Company (your “Hire Date”) you will be obligated to repay to the Company, 50% of the amount of the signing bonus. In furtherance of this condition and as a condition to your employment with the Company, you will be required to execute a Promissory Note in favor of the Company in an amount equal to the signing bonus.

In addition to your base salary, you will be eligible for an annual bonus targeted at 35 percent (35%) of your base salary. Bonus eligibility and amounts are discretionary and determined based upon periodic assessments of operational and behavioral performance and the achievement of specific individual and corporate objectives. Furthermore, please note that (i) you must be an employee at the time of the scheduled bonus payment to receive the bonus, and (ii) the determination of whether a bonus is paid in any given year is subject to the approval of the Compensation Committee of the Board of Directors.

Stock Options:

Effective as of the first day of your employment, the Company will grant you stock option to purchase 100,000 shares of AGTC common stock at a purchase price equal to the closing price of AGTC’s common stock on your start date. The option will be subject to the provisions of AGTC’s 2013 Equity and Incentive Plan and the Stock Option Award Agreement to be entered into by you and AGTC following the grant, which in relevant part will require that such option (i) vests over a period of four years, with an initial one-year cliff; (ii) expires 10 years from the grant date; and (iii) may be exercised (as to the vested portion) for ninety (90) days following the termination of your employment.

Working Remotely, Relocation and Reimbursement:

We have agreed that you may maintain your current residence in New Jersey and perform most of your day-to-day responsibilities as a “remote employee” subject to the following conditions:

(i)

you may work from home for up to 2 days per week and will travel routinely for the remaining days to the Company’s offices in Alachua, Florida and Cambridge Massachusetts, or to other locations as necessary or appropriate in connection with the performance of your duties;

(ii)	as long as you remain a “remote employee” you will be subject to the Company’s Remote Employee Policy; and

(iii)

on or before your first 90 days, you will negotiate with the CEO on future requirements for travel to the Company’s offices in Alachua, Florida and Cambridge Massachusetts, or to other locations as necessary or appropriate in connection with the performance of your duties.

Benefits:

You will be eligible to participate in AGTC’s employee benefits in the same manner provided generally to AGTC’s full-time employees, which includes options for health, dental, vision, disability and life insurance as well as a 401(k) savings plan (with a Company match of up to 4% of base salary).

The Company’s benefit program is managed by our leasing agent Insperity. For your medical benefits there is an initial waiting period thirty days, at which point elected benefits become effective. A package describing these benefits will be provided to you on or before your start date.

The Company will reimburse you for all reasonable and necessary traveling expenses and other disbursements actually incurred by you for or on behalf of the Company in the performance of your duties during your employment. This includes qualified transportation reimbursement for a transit pass and/or qualified parking up to the allowable IRS monthly limit. As with other employees, you shall be required to submit to the Company every two weeks reports of claims of such expenses and disbursements for approval and reimbursement by the Company.

Paid Time Off:

Initially, you will be entitled to twenty (20) days of Paid Time Off (“PTO”). The time will be accrued on a semi-monthly basis and may be used as soon as it is earned. You will receive one additional day per year for each full year of employment based on your anniversary date, up to a maximum of thirty (30) days. This time is for you to use as needed for vacation, family business, sick days or other necessary time away from work. Such leave may be accumulated over three years but in no event shall your leave be accrued in excess of forty-five (45) days per year. If your employment terminates for any reason whatsoever, you shall be entitled to receive, in addition to any unpaid salary, any unused PTO accrued to the date of your termination of employment but not to exceed forty-five (45) days.

Termination:

This letter agreement is not intended to, and it does not create any employment contract for any specified term or duration between you and the Company. Your employment with the Company is terminable at any time, by yourself upon two weeks written notice, or by the Company upon two weeks written notice or payment of salary in lieu thereof. Your employment may also be terminated for cause by the Company at any time without advance written notice. “Cause” is defined for purposes of your employment as including (but it is not limited to) any of the following:

•	Your failure to effectively carry out your duties and responsibilities, as evaluated and determined by the Company in its absolute discretion;

•	Violation of requirements of this letter, the Employee Manual, or any provision of an applicable code of conduct or ethics;

•

Conduct which, in the Company’s determination, causes embarrassment or loss of credibility to the Company, its employees, products or services, or the position that you hold, or which causes the Board to lose confidence in you.

•	Conduct which, in the Company’s determination, violates the Nondisclosure, Inventions and Non- Competition Agreement, or which involves dishonesty, moral turpitude, or misrepresentation.

For purposes of this letter agreement, “Good Reason” shall mean:

•

Either before or after a Change in Control, a requirement that you either (i) perform the majority of your services to the Company in any location beyond a fifty (50) mile radius of Cambridge, Massachusetts; and/or (ii) relocate your residence beyond a fifty (50) mile radius of Hoboken, NJ;

•

Upon the sale of all or substantially all of the stock or assets of the Company, whether by merger, acquisition or otherwise the successor company does not offer you a position with substantially equivalent responsibilities; and/or

•

Upon the sale of all or substantially all of the stock or assets of the Company, whether by merger, acquisition or otherwise, the successor company does not offer you a position with total compensation and benefits at least equivalent to those you received from the Company immediately prior to such sale.

Assuming that you have effectively worked in your new position for a period of at least six months, then if your employment is terminated because either (A) the Company terminates your employment without Cause or (B) you terminate your employment for Good Reason (and provided that you execute and do not revoke a Release and Settlement Agreement in the form reasonably acceptable to the Company and you), you will be entitled to receive an amount equal to nine (9) months’ of your then-base salary; to include base salary and bonus earned (less all applicable deductions), plus the Company’s payment of the Company portion of the premium for benefits that you continue pursuant to the Consolidated Omnibus Benefits Reconciliation Act of 1984, as amended, payable in a lump sum or as otherwise agreed to by you and the Company.

Proprietary Information and Inventions:

You will be required to sign a Proprietary Information, Inventions and Non-Competition and Non-Solicitation Agreement (“PIIA”) on or before your first day of work. The PIIA obligates you not to disclose confidential or proprietary information you may learn during your employment with AGTC, to assign to AGTC rights in inventions or other intellectual property developed in the course of your employment and not to solicit employees or business away from, or engage in competition against, AGTC for a period of one year following any termination of your employment.

Additional Company Policies:

Upon joining AGTC as an employee, you will become subject to all of the Company’s policies and procedures, which will be presented to you during your onboarding process. These policies include AGTC’s Code of Ethics and its Insider Trading Policy. Any failure by you to abide by the Company’s internal policies shall be considered material misconduct.

AGTC is a drug free workplace and therefore, you will also be required to submit to a drug screening prior to your start date. Authorization for this screening will be sent to you separately.

Acknowledgement:

This offer is contingent upon satisfactory completion of reference and background checks. In accepting this offer, you give us your assurance that you have not relied on any agreements, promises or representations, express or implied, with respect to your employment that are not set forth expressly in this letter. You also acknowledge that the Company reserves the right to modify, amend or terminate the Company policies, plans and programs described in this letter at any time at its sole discretion. This letter sets forth the entire agreement and understanding between you and AGTC with respect to the subject matter hereof, will supersede all prior oral or written agreements relating to such matters. If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to AGTC the enclosed copy of this letter.

This offer is valid through June 18, 2019.

Again, it is with great pleasure that I offer you this position at AGTC. The Company is delighted with the prospect of your joining our team and hopes that you accept this offer. We have exciting and challenging work ahead of us . . . and I believe that you will be an excellent addition to our team!

Sincerely,

/s/ Susan B. Washer

Susan Washer

President and CEO

Consented to and Agreed:

/s/ Theresa Heah

Theresa Heah                                                                                                                       Date